Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

UNITED FINANCIAL BANCORP, INC.

and

ROCKVILLE FINANCIAL, INC.

___________________________________

Dated as of November 14, 2013

TABLE OF CONTENTS

ARTICLE I		1
THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	2
1.4	Conversion of United Common Stock	2
1.5	Rockville Common Stock	3
1.6	United Stock Options; United Restricted Stock Awards	3
1.7	Certificate of Incorporation of Surviving Corporation	4
1.8	Bylaws of Surviving Corporation	4
1.9	Tax Consequences	4
1.10	Bank Merger	4
1.11	Headquarters of Surviving Corporation; Name	5
ARTICLE II		5
EXCHANGE OF SHARES		5
2.1	Rockville to Make Shares Available	5
2.2	Exchange of Shares	5
ARTICLE III		7
REPRESENTATIONS AND WARRANTIES OF UNITED		7
3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation.	10
3.4	Consents and Approvals	11
3.5	Reports	12
3.6	Financial Statements	12
3.7	Broker’s Fees	14
3.8	Absence of Certain Changes or Events	14
3.9	Legal Proceedings.	14
3.10	Taxes and Tax Returns	14

3.11	Employees	15
3.12	SEC Reports	18
3.13	Compliance with Applicable Law	19
3.14	Certain Contracts	20
3.15	Agreements with Regulatory Agencies	21
3.16	Risk Management Instruments	21
3.17	Environmental Matters	22
3.18	Investment Securities and Commodities	22
3.19	Real Property	22
3.20	Intellectual Property	23
3.21	Related Party Transactions	24
3.22	State Takeover Laws	24
3.23	Reorganization	24
3.24	Opinion	24
3.25	United Information	24
3.26	Loan Portfolio.	24
3.27	Insurance	26
3.28	Approvals	26
3.29	No Other Representations or Warranties	26
ARTICLE IV		27
REPRESENTATIONS AND WARRANTIES OF ROCKVILLE		27
4.1	Corporate Organization	27
4.2	Capitalization	28
4.3	Authority; No Violation	29
4.4	Consents and Approvals	30
4.5	Reports	31
4.6	Financial Statements	31
4.7	Broker’s Fees	33
4.8	Absence of Certain Changes or Events	33
4.9	Legal Proceedings	33
4.10	Taxes and Tax Returns	33
4.11	Employees	34
4.12	SEC Reports	37
4.13	Compliance with Applicable Law	37

4.14	Certain Contracts	38
4.15	Agreements with Regulatory Agencies	40
4.16	Risk Management Instruments	40
4.17	Environmental Matters	40
4.18	Investment Securities and Commodities	41
4.19	Real Property	41
4.20	Intellectual Property	41
4.21	Related Party Transactions	42
4.22	State Takeover Laws	42
4.23	Reorganization	42
4.24	Opinion	42
4.25	Rockville Information	42
4.26	Loan Portfolio	43
4.27	Insurance	44
4.28	Approvals	44
4.29	No Other Representations or Warranties	44
ARTICLE V		45
COVENANTS RELATING TO CONDUCT OF BUSINESS		45
5.1	Conduct of Businesses Prior to the Effective Time	45
5.2	Forbearances	45
ARTICLE VI		49
ADDITIONAL AGREEMENTS		49
6.1	Regulatory Matters	49
6.2	Access to Information	50
6.3	Stockholders’ Approvals	51
6.4	Legal Conditions to Merger	52
6.5	Stock Exchange Listing	53
6.6	Employee Benefit Plans	53
6.7	Indemnification; Directors’ and Officers’ Insurance	55
6.8	Additional Agreements	56
6.9	Advice of Changes	57
6.10	Dividends	57
6.11	Corporate Governance	57
6.12	Acquisition Proposals	58

6.13	Public Announcements	59
6.14	Change of Method	60
6.15	Takeover Statutes	60
6.16	Exemption from Liability Under Section 16(b)	60
ARTICLE VII		61
CONDITIONS PRECEDENT		61
7.1	Conditions to Each Party’s Obligation To Effect the Merger	61
7.2	Conditions to Obligations of Rockville	62
7.3	Conditions to Obligations of United	63
ARTICLE VIII		64
TERMINATION AND AMENDMENT		64
8.1	Termination	64
8.2	Effect of Termination	65
8.3	Amendment	67
8.4	Extension; Waiver	67
ARTICLE IX		68
GENERAL PROVISIONS		68
9.1	Closing	68
9.2	Nonsurvival of Representations, Warranties and Agreements	68
9.3	Expenses	68
9.4	Notices	68
9.5	Interpretation	69
9.6	Counterparts	70
9.7	Entire Agreement	70
9.8	Governing Law; Jurisdiction	70
9.9	Waiver of Jury Trial	70
9.10	Assignment; Third Party Beneficiaries	71
9.11	Specific Performance	71
9.12	Severability	71
9.13	Delivery by Facsimile or Electronic Transmission	72
Exhibit A		74
Exhibit B		75
Exhibit C		82

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.12(b)
affiliate	Section 9.5
Agreement	Preamble
Bank Merger	Section 1.10
Bank Merger Agreement	Section 1.10
Bank Merger Certificates	Section 1.10
Bank Regulatory Applications	Section 6.1(b)
BBI	Section 3.4
BHC Act	Section 3.4
Business Day	Section 9.5
Bylaw Amendment	Section 1.8
Cause	Section 6.6(f)
CBCA	Section 1.1
CDOB	Section 3.4
Certificate	Section 1.4(b)
Certificate Amendment	Section 1.7
certificates	Section 2.1
Certificates of Merger	Section 1.2
Chosen Courts	Section 9.8(b)
Closing	Section 9.1
Closing Date	Section 9.1
Code	Preamble
Confidentiality Agreement	Section 6.2(b)
Connecticut Secretary	Section 1.2
Effective Time	Section 1.2
Enforceability Exceptions	Section 3.16
Environmental Laws	Section 3.17
ERISA	Section 3.11(a)
ESOP Merger	Section 5.2(f)
Exchange Act	Section 3.6(c)
Exchange Agent	Section 2.1
Exchange Fund	Section 2.1
Exchange Ratio	Section 1.4(a)
FDIC	Section 3.1(b)
Federal Reserve Board	Section 3.4
GAAP	Section 3.1(a)
Governmental Entity	Section 3.4
HOLA Act	Section 3.1(a)
Intellectual Property	Section 3.20

IRS	Section 3.10(a)
Joint Proxy Statement	Section 3.4
Key Individuals	Section 6.6(h)
knowledge	Section 9.5
Liens	Section 3.2(b)
Loans	Section 3.26(a)
made available	Section 9.5
Maryland Department	Section 1.2
Material Adverse Effect	Section 3.1(a)
Materially Burdensome Regulatory Condition	Section 6.1(b)
Merger	Preamble
MGCL	Section 1.1
Multiemployer Plan	Section 3.11(g)
Multiple Employer Plan	Section 3.11(g)
New Benefit Plans	Section 6.6(a)
NASDAQ	Section 2.2(e)
OCC	Section 3.4
PBGC	Section 3.11(f)
Permitted Encumbrances	Section 3.19
person	Section 9.5
Premium Cap	Section 6.7(b)
Regulatory Agencies	Section 3.5
Representatives	Section 6.12(a)
Requisite Regulatory Approvals	Section 7.1(c)
Requisite Rockville Vote	Section 4.3(a)
Requisite United Vote	Section 3.3(a)
Rockville	Preamble
Rockville Bank	Section 1.10
Rockville Benefit Plans	Section 4.11(a)
Rockville Certificate	Section 1.7
Rockville Common Stock	Section 1.4(a)
Rockville Contract	Section 4.14(a)
Rockville Director Designees	Section 6.11(b)
Rockville Disclosure Schedule	Article IV
Rockville ERISA Affiliate	Section 4.11(a)
Rockville Leased Properties	Section 4.19
Rockville Meeting	Section 6.3
Rockville Owned Properties	Section 4.19
Rockville Performance Shares	Section 4.2(a)
Rockville Qualified Plans	Section 4.11(d)
Rockville Real Property	Section 4.19
Rockville Regulatory Agreement	Section 4.15
Rockville Reports	Section 4.12
Rockville Restricted Stock Award	Section 4.2(a)
Rockville Stock Options	Section 4.2(a)
Rockville Stock Plans	Section 4.2(a)

Rockville Subsidiary	Section 4.1(b)
S-4	Section 3.4
Sarbanes-Oxley Act	Section 3.6(c)
SEC	Section 1.6(e)
Securities Act	Section 3.12
SRO	Section 3.5
Subsidiary	Section 3.1(a)
Surviving Corporation	Preamble
Takeover Statutes	Section 3.22
Tax	Section 3.10(b)
Taxes	Section 3.10(b)
Tax Return	Section 3.10(c)
Termination Date	Section 8.1(c)
Termination Fee	Section 8.2(b)
United	Preamble
United Articles	Section 3.1(a)
United Bank	Section 1.10
United Benefit Plans	Section 3.11(a)
United Common Stock	Section 1.4(a)
United Contract	Section 3.14(a)
United Director Designees	Section 6.11(b)
United Disclosure Schedule	Article III
United ERISA Affiliate	Section 3.11(a)
United Indemnified Parties	Section 6.7(a)
United Insiders	Section 6.16
United Leased Properties	Section 3.19
United Meeting	Section 6.3
United Owned Properties	Section 3.19
United Qualified Plans	Section 3.11(d)
United Real Property	Section 3.19
United Regulatory Agreement	Section 3.15
United Reports	Section 3.12
United Restricted Stock Award	Section 1.6(c)
United Stock Option	Section 1.6(a)
United Stock Plans	Section 1.6(a)
United Subsidiary	Section 3.1(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2013 (this “Agreement”), by and between United Financial Bancorp, Inc., a Maryland corporation (“United”), and Rockville Financial, Inc., a Connecticut corporation (“Rockville”). For the purposes of this Agreement, “Rockville” shall include Rockville’s pre second step mutual to stock conversion predecessor, also named Rockville, which conversion was completed on March 3, 2011.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Rockville and United have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which United will, subject to the terms and conditions set forth herein, merge with and into Rockville (the “Merger”), so that Rockville is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Connecticut Business Corporation Act (the “CBCA”), at the Effective Time, United shall merge with and into Rockville.  Rockville shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Connecticut.  Upon consummation of the Merger, the separate corporate existence of United shall terminate.

1.2           Effective Time.  The Merger shall become effective as set forth in the articles of merger to be filed with the State Department of Assessments and Taxation of the State of Maryland (the “Maryland Department”) and the certificate of merger to be filed with the Secretary of State of the State of Connecticut (the “Connecticut Secretary”), respectively, on the Closing Date (collectively, the “Certificates of Merger”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and CBCA.

1.4           Conversion of United Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Rockville, United or the holder of any of the following securities:

(a)           Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of United issued and outstanding immediately prior to the Effective Time (the “United Common Stock”), except for shares of United Common Stock owned by United as treasury stock or owned by United or Rockville (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 1.3472 shares (the “Exchange Ratio”) of the common stock, no par value per share, of Rockville (the “Rockville Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.5, the Rockville Common Stock, including the shares issued to former holders of United Common Stock, shall be the common stock of the Surviving Corporation.

(b)           All of the shares of United Common Stock converted into the right to receive Rockville Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of United Common Stock) previously representing any such shares of United Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Rockville Common Stock which such shares of United Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of United Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2.  Certificates previously representing shares of United Common Stock shall be exchanged for certificates representing whole shares of Rockville Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Rockville Common Stock or United Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of United Common Stock that are owned by United or Rockville (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Rockville or other consideration shall be delivered in exchange therefor.

1.5           Rockville Common Stock.  At and after the Effective Time, each share of Rockville Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.6           United Stock Options; United Restricted Stock Awards.

(a)           At the Effective Time, each option granted by United to purchase shares of United Common Stock under a United Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “United Stock Option”) shall cease to represent a right to acquire shares of United Common Stock and shall be converted automatically into an option to purchase shares of Rockville Common Stock for a number of shares and at an exercise price determined as provided below, with such converted option to continue to be subject to the same terms and conditions as were applicable to the United Stock Option under the United Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the United Stock Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby):

(i) The number of shares of Rockville Common Stock to be subject to the new option shall be equal to the product of the number of shares of United Common Stock subject to the United Stock Option and the Exchange Ratio; provided, that any fractional shares of Rockville Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) The exercise price per share of Rockville Common Stock under the new option shall be equal to the exercise price per share of United Common Stock subject to the United Stock Option divided by the Exchange Ratio; provided, that such exercise price shall be rounded up to the nearest whole cent.

For purposes of this Agreement, “United Stock Plans” mean the United Financial Bancorp, Inc. 2006 Stock-Based Incentive Plan, the United Financial Bancorp, Inc. 2008 Equity Incentive Plan, the CNB Financial Corp. 2008 Equity Incentive Plan and the CNB Amended and Restated Stock Option Plan.

(b)           At the Effective Time, all unvested United Stock Options shall fully vest.

(c)           At the Effective Time, the restrictions on each United Restricted Stock Award shall automatically lapse and shall be treated as issued and outstanding shares of United Common Stock for the purposes of this Agreement, including but not limited to, the provisions of Section 1.4.  For purposes of this Agreement, a “United Restricted Stock Award” is an award in respect of a share of United Common Stock subject to vesting, repurchase or other lapse restrictions granted under a United Stock Plan which is outstanding immediately prior to the Effective Time.

(d)           At or prior to the Effective Time, United, the Board of Directors of United and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

(e)           At or prior to the Effective Time, Rockville, the Board of Directors of Rockville and its Compensation Committee, as applicable, shall adopt any resolutions and take any necessary actions to reserve for future issuance a number of shares of Rockville Common Stock necessary to fulfill Rockville’s obligations under this Section 1.6.  Promptly after the Effective Time, Rockville shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or other appropriate form) registering such shares of Rockville Common Stock.

1.7           Certificate of Incorporation of Surviving Corporation.  At the Effective Time, (a) Section 1 of the Certificate of Incorporation of Rockville (the “Rockville Certificate”) shall be amended to change the name of Rockville from “Rockville Financial, Inc.” to “United Financial Bancorp, Inc.” and (b) subject to the approval of the Certificate of Amendment set forth in Exhibit A hereto (the “Certificate Amendment”) by the holders of Rockville Common Stock, such amended Rockville Certificate shall be further amended as set forth in the Certificate Amendment, and such Rockville Certificate as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8           Bylaws of Surviving Corporation.  At the Effective Time, the Bylaws of Rockville, as in effect immediately prior to the Effective Time, as amended in the form as provided in Exhibit B (the “Bylaw Amendment”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9           Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.10           Bank Merger.  Immediately following the Merger, United Bank, a federal savings bank and a wholly-owned Subsidiary of United (“United Bank”), will merge (the “Bank Merger”) with and into Rockville Bank, a state chartered stock savings bank and a wholly-owned Subsidiary of Rockville (“Rockville Bank”).  Rockville Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of United Bank shall cease.  In connection with the Bank Merger, Rockville Bank shall change its name to “United Bank.” The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  On the date of this Agreement, Rockville Bank and United Bank entered into the agreement and plan of merger attached hereto as Exhibit C (the “Bank Merger Agreement”).  United shall cause United Bank, and Rockville shall cause Rockville Bank, to execute such certificates of merger and other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

1.11           Headquarters of Surviving Corporation; Name.  From and after the Effective Time, (i) the location of the headquarters and principal executive offices of the Surviving Corporation shall be 45 Glastonbury Boulevard, Glastonbury, Connecticut, and the Surviving Corporation shall maintain executive offices in Glastonbury, Connecticut and West Springfield, Massachusetts, and (ii) the name of the Surviving Corporation shall be “United Financial Bancorp, Inc.”

ARTICLE II

EXCHANGE OF SHARES

2.1           Rockville to Make Shares Available.  At or prior to the Effective Time, Rockville shall deposit, or shall cause to be deposited, with a stock registrar and transfer company designated by Rockville and reasonably acceptable to United (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Rockville’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Rockville Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Rockville Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of United Common Stock.

2.2           Exchange of Shares.

(a)           As promptly as practicable after the Effective Time, but in no event later than five Business Days thereafter, Rockville shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of United Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Rockville Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Rockville Common Stock and any cash in lieu of fractional shares which the shares of United Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Rockville Common Stock to which such holder of United Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Rockville Common Stock which the shares of United Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)           No dividends or other distributions declared with respect to Rockville Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Rockville Common Stock which the shares of United Common Stock represented by such Certificate have been converted into the right to receive.

(c)           If any certificate representing shares of Rockville Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of United of the shares of United Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Rockville Common Stock as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Rockville Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Rockville Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Rockville.  In lieu of the issuance of any such fractional share, Rockville shall pay to each former stockholder of United who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Rockville Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the third day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Rockville Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of United for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any former stockholders of United who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Rockville Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Rockville Common Stock deliverable in respect of each former share of United Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Rockville, United, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of United Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)           Rockville shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Rockville Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of United Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Rockville or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of United Common Stock in respect of which the deduction and withholding was made by Rockville or the Exchange Agent, as the case may be.

(h)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Rockville, the posting by such person of a bond in such amount as Rockville or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Rockville Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UNITED

Except (i) as disclosed in the disclosure schedule delivered by United to Rockville concurrently herewith (the “United Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the United Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by United that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any United Reports filed by United since December 31, 2010, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), United hereby represents and warrants to Rockville as follows:

3.1           Corporate Organization.

(a)           United is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a unitary savings and loan holding company duly registered under the Home Owners’ Loan Act of 1933, as amended (the “HOLA Act”).  United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  United is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Rockville, United or the Surviving Corporation, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate that (i) is or is reasonably likely to be, material and adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Rockville or United to timely consummate the Merger on the terms set forth herein, or to perform its agreements or covenants hereunder.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the Articles of Incorporation of United (the “United Articles”) and the Amended and Restated Bylaws of United, as in effect as of the date of this Agreement, have previously been made available by United to Rockville.

(b)           Each Subsidiary of United (a “United Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would reasonably be expected to have a Material Adverse Effect on United and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of United to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of United that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the United Disclosure Schedule sets forth a true and complete list of all Subsidiaries of United as of the date hereof.

3.2           Capitalization.

(a)           The authorized capital stock of United consists of 100,000,000 shares of United Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 19,678,034 shares of United Common Stock issued and outstanding, which number includes 589,796 shares of United Common Stock granted in respect of outstanding United Restricted Stock Awards, (ii) 4,588,394 shares of United Common Stock held in treasury, (iii) 1,429,555 shares of United Common Stock reserved for issuance upon the exercise of outstanding United Stock Options, and (iv) no other shares of capital stock or other voting securities of United issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of United Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of United may vote.  Except as set forth in Section 3.2(a) of the United Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of United are issued or outstanding.  Other than United Stock Options issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating United to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the United Common Stock or other equity interests of United.  Section 3.2(a) of the United Disclosure Schedule sets forth a true, correct and complete list of all United Stock Options and United Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such United Stock Option and United Restricted Stock Award, (iii) the grant date of each such United Stock Option and United Restricted Stock Award and (iv) the exercise price for each such United Stock Option.  Other than the United Stock Options and the United Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of United or any of its Subsidiaries) are outstanding.

(b)           Except as set forth in Section 3.2(b) of the United Disclosure Schedule, United owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the United Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No United Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3           Authority; No Violation.

(a)           United has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of United.  The Board of Directors of United has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of United and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to United’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of United Common Stock (the “Requisite United Vote”), and the adoption and approval of the Bank Merger Agreement by United Bank and United as its sole shareholder, no other corporate proceedings on the part of United are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by United and (assuming due authorization, execution and delivery by Rockville) constitutes a valid and binding obligation of United, enforceable against United in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)           Neither the execution and delivery of this Agreement by United nor the consummation by United of the transactions contemplated hereby, nor compliance by United with any of the terms or provisions hereof, will (i) violate any provision of the United Articles or United’s Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to United or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of United or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which United or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on United.

(c)           United Bank has adopted the Bank Merger Agreement, United, as the sole shareholder of United Bank, shall, promptly hereafter, approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by United Bank.

3.4           Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), the Connecticut Department of Banking (“CDOB”) and the FDIC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of applications, filings and notices with the Massachusetts Board of Bank Incorporation (the “BBI”) to become a Massachusetts bank holding company and the approval of such applications, filings and notices, (v) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of United’s and Rockville’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Rockville in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the Maryland Department pursuant to the MGCL and the Connecticut Secretary pursuant to the CBCA and the filing of the Bank Merger Certificates, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Rockville Common Stock pursuant to this Agreement and the approval of the listing of such Rockville Common Stock on NASDAQ and (viii) and the execution and delivery by United and the relevant trustees or agents of supplemental indentures and relevant documents under the provisions of United’s trust preferred securities instruments and United and its Subsidiaries’ debt indentures set forth on Section 6.17 of the United Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by United of this Agreement or (B) the consummation by United of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, United is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5           Reports.  United and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC or the Office of Thrift Supervision, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on United.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of United and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of United, investigation into the business or operations of United or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of United or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of United or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United.

3.6           Financial Statements.

(a)           The financial statements of United and its Subsidiaries included (or incorporated by reference) in the United Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of United and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of United and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of United and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Wolf & Company, P.C. has not resigned (or informed United that it intends to resign) or been dismissed as independent public accountants of United as a result of or in connection with any disagreements with United on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United, neither United nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated statement of condition of United included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of United and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of United or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on United.  United (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to United, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of United by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to United’s outside auditors and the Audit Committee of United’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect United’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in United’s internal controls over financial reporting.  These disclosures were made in writing by management to United’s auditors and Audit Committee and a copy has previously been made available to Rockville.  There is no reason to believe that United’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2010, (i) neither United nor any of its Subsidiaries, nor, to the knowledge of United, any director, officer, auditor, accountant or Representative of United or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of United or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that United or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing United or any of its Subsidiaries, whether or not employed by United or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by United or any of its officers, directors, employees or agents to the Board of Directors of United or any committee thereof or to the knowledge of United, to any director or officer of United.

3.7           Broker’s Fees.  With the exception of the engagement of Sterne Agee & Leach, Inc., neither United nor any United Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  United has disclosed to Rockville as of the date hereof the aggregate fees provided for in connection with the engagement by United of Sterne Agee & Leach, Inc. related to the Merger and the other transactions contemplated hereunder.

3.8           Absence of Certain Changes or Events.

(a)           Since September 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United.

(b)           Since September 30, 2013, United and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9           Legal Proceedings.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect on United, neither United nor any of its Subsidiaries is a party to any, and there are no pending or, to United’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against United or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon United, any of its Subsidiaries or the assets of United or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10           Taxes and Tax Returns.

(a)           Each of United and its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither United nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of United and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid other than Taxes being contested in good faith for which adequate reserves have been established on the financial statements of United in accordance with GAAP.  Each of United and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither United nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of United and its Subsidiaries for all years prior to and including 2009 have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations.  Neither United nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of United and its Subsidiaries or the assets of United and its Subsidiaries.  United has made available to Rockville true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither United nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among United and its Subsidiaries).  Neither United nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was United) or (B) has any liability for the Taxes of any person (other than United or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither United nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither United nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  At no time during the past five years has United been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)           As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11           Employees.

(a)           Section 3.11(a) of the United Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which United or any Subsidiary or any trade or business of United or any of its Subsidiaries, whether or not incorporated, all of which together with United would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “United ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by United or any of its Subsidiaries or any United ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of United or any of its Subsidiaries or any United ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “United Benefit Plans”).

(b)           United has heretofore made available to Rockville true and complete copies of each of the United Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any United Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a United Benefit Plan, and (iv) the most recently prepared actuarial report for each United Benefit Plan (if applicable) for each of the last two years.

(c)           Each United Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither United nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any United Benefit Plan, and neither United nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           Section 3.11(d) of the United Disclosure Schedule identifies each United Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “United Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each United Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of United, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any United Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any United Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Each United Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)           With respect to each United Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such United Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such United Benefit Plan’s actuary with respect to such United Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such United Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such United Benefit Plan.

(g)           None of United and its Subsidiaries nor any United ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of United and its Subsidiaries nor any United ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)           Neither United nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)           All contributions required to be made to any United Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any United Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of United.

(j)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to United’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the United Benefit Plans, any fiduciaries thereof with respect to their duties to the United Benefit Plans or the assets of any of the trusts under any of the United Benefit Plans which could reasonably be expected to result in any material liability of United or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a United Benefit Plan, or any other party.

(k)           None of United and its Subsidiaries nor any United ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the United Benefit Plans or their related trusts, United, any of its Subsidiaries, any United ERISA Affiliate or any person that United or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of United or any of its Subsidiaries, or result in any limitation on the right of United or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any United Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by United or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither United nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require United or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No United Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  United has made available to Rockville true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)           There are no pending or, to United’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against United or any of its Subsidiaries, or any strikes or other material labor disputes against United or any of its Subsidiaries.  Neither United nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of United or any of its Subsidiaries and, to the knowledge of United, there are no organizing efforts by any union or other group seeking to represent any employees of United or any of its Subsidiaries.

3.12           SEC Reports.  United has previously made available to Rockville an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 by United pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “United Reports”) and (b) communication mailed by United to its stockholders since December 31, 2010 and prior to the date hereof, and no such United Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2010, as of their respective dates, all United Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of United has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the United Reports.

3.13           Compliance with Applicable Law.  United and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, and to the knowledge of United no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  United and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to United or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of United’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of United, or its Subsidiaries, or to the knowledge of United, any director, officer, employee, agent or other person acting on behalf of United or any of its Subsidiaries has, directly or indirectly, (i) used any funds of United or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of United or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of United or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of United or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for United or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for United or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14           Certain Contracts.

(a)           Except as set forth in Section 3.14(a) of the United Disclosure Schedule, as of the date hereof, neither United nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Rockville, United, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by United or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by United or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $5 million or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of United or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $200,000 per annum (other than any such contracts which are terminable by United or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice).  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the United Disclosure Schedule, is referred to herein as a “United Contract,” and neither United nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United.

(b)           (i)  Each United Contract is valid and binding on United or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on United, (ii) United and each of its Subsidiaries has performed all obligations required to be performed by it to date under each United Contract in all material respects, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on United, (iii) to United’s knowledge each third-party counterparty to each United Contract has performed all obligations required to be performed by it to date under such United Contract in all material respects, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on United, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of United or any of its Subsidiaries under any such United Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on United.

3.15           Agreements with Regulatory Agencies.  Neither United nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the United Disclosure Schedule, a “United Regulatory Agreement”), nor has United or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such United Regulatory Agreement.

3.16           Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of United, any of its Subsidiaries or for the account of a customer of United or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of United or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”), and are in full force and effect.  United and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to United’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17           Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United, United and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of United any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on United or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against United, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United.  To the knowledge of United, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United.  United is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on United.

3.18           Investment Securities and Commodities.

(a)           Each of United and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of United or its Subsidiaries and except for such defects in title or Liens that would not be material to United and its Subsidiaries, taken as a whole.  Such securities and commodities are valued on the books of United in accordance with GAAP in all material respects.

(b)           United and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that United believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, United has made available to Rockville the material terms of such policies, practices and procedures.

3.19           Real Property.  United or a United Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the United Reports as being owned by United or a United Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “United Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet due and payable, (iii)

easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such United Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “United Leased Properties” and, collectively with the United Owned Properties, the “United Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to United’s knowledge, the lessor.  There are no pending or, to the knowledge of United, threatened condemnation proceedings against the United Real Property.

3.20           Intellectual Property.  United and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on United: (i) (A) to the knowledge of United, the use of any Intellectual Property by United and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which United or any United Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to United that United or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to the knowledge of United, no person is challenging, infringing on or otherwise violating any right of United or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to United or its Subsidiaries, and (iii) neither United nor any United Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by United or any United Subsidiary, and United and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by United and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21           Related Party Transactions.  Except as set forth in Section 3.21 of the United Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between United or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of United or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding United Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of United) on the other hand, except those of a type available to employees of United or its Subsidiaries generally.

3.22           State Takeover Laws.  The adoption by the Board of Directors of United of this Agreement and the transactions contemplated hereby represent all of the action necessary to render inapplicable to such agreement and transactions the provisions of any potentially applicable “moratorium,” “control share,” “fair price,” “business combination,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.23           Reorganization.  United has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24           Opinion.  Prior to the execution of this Agreement, United has received an oral opinion (to be confirmed in writing) from Sterne Agee & Leach, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of United Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25           United Information.  The information relating to United and its Subsidiaries which is provided by United or its Representatives for inclusion or incorporation by reference in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  No representation or warranty is made by United in this Section 3.25 with respect to statements made or incorporated by reference therein based on information supplied by Rockville in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the S-4 or such other applications, notifications or other documents.  The Joint Proxy Statement (except for such portions thereof that relate only to Rockville or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26           Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.26(a) of the United Disclosure Schedule, neither United nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which United or any Subsidiary of United is a creditor which as of September 30, 2013, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of September 30, 2013, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of United or any of its Subsidiaries, or to the knowledge of United, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the United Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of United and its Subsidiaries that, as of September 30, 2013, were classified by United as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of United or any of its Subsidiaries that, as of September 30, 2013, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect on United, each Loan of United and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of United and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect on United, each outstanding Loan of United and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of United and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           Except as set forth in Section 3.26(d) of the United Disclosure Schedule, none of the agreements pursuant to which United or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by United or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of United or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)           Neither United nor any of its Subsidiaries is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)           United’s allowance for loan losses is, and has been since January 1, 2010, in compliance with United’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

3.27           Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on United, (a) United and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of United reasonably has determined to be prudent and consistent with industry practice, and United and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of United and its Subsidiaries, United or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Neither United nor any of its Subsidiaries has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under any such policies.

3.28           Approvals.  As of the date of this Agreement, United knows no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.29           No Other Representations or Warranties.

(a)           Except for the representations and warranties made by United in this Article III, neither United nor any other person makes any express or implied representation or warranty with respect to United, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and United hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither United nor any other person makes or has made any representation or warranty to Rockville or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to United, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by United in this Article III, any oral or written information presented to Rockville or any of its affiliates or Representatives in the course of their due diligence investigation of United, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           United acknowledges and agrees that neither Rockville nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ROCKVILLE

Except (i) as disclosed in the disclosure schedule delivered by Rockville to United concurrently herewith (the “Rockville Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Rockville Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Rockville that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Rockville Reports filed by Rockville since December 31, 2010, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Rockville hereby represents and warrants to United as follows:

4.1           Corporate Organization.

(a)           Rockville is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and is a bank holding company duly registered under the BHC Act.  Rockville has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Rockville.  True and complete copies of the Rockville Certificate and the Amended and Restated Bylaws of Rockville, as in effect as of the date of this Agreement, have previously been made available by Rockville to United.

(b)           Each Subsidiary of Rockville (a “Rockville Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would reasonably be expected to have a Material Adverse Effect on Rockville, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Rockville to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Rockville that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Rockville Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Rockville as of the date hereof.

4.2           Capitalization.

(a)           The authorized capital stock of Rockville consists of 60,000,000 shares of Rockville Common Stock and 2,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 25,886,062 shares of Rockville Common Stock issued and outstanding, including 247,572 shares of unvested Rockville Common Stock granted in respect of outstanding awards of restricted Rockville Common Stock under a Rockville Stock Plan (as defined below) (a “Rockville Restricted Stock Award”), (ii) 3,571,042 shares of Rockville Common Stock held in treasury, (iii) 2,325,860 shares of Rockville Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Rockville Common Stock granted under a Rockville Stock Plan (“Rockville Stock Options”), (iv) 94,414 shares of Rockville Common Stock reserved for possible issuance with respect to performance restricted shares granted under a Rockville Stock Plan (“Rockville Performance Shares”) and (v) no other shares of capital stock or other voting securities of Rockville issued, reserved for issuance or outstanding.  As used herein, the “Rockville Stock Plans” shall mean the employee and director equity incentive plans of Rockville in effect as of the date of this Agreement.  All of the issued and outstanding shares of Rockville Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Rockville may vote.  Except as set forth in Section 4.2(a) of the Rockville Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Rockville are issued or outstanding.  Other than Rockville Stock Options issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Rockville to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Rockville Common Stock or other equity interests of Rockville.  Other than the Rockville Stock Options, Rockville Performance Shares and Rockville Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Rockville or any of its Subsidiaries) are outstanding.

(b)           Except as set forth in Section 4.2(b) of the Rockville Disclosure Schedule, Rockville owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Rockville Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Rockville Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)           Rockville has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Rockville.  The Board of Directors of Rockville has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Rockville and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Rockville’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Rockville Common Stock (the “Requisite Rockville Vote”), the approval of the Certificate Amendment by the affirmative vote of the holders of at least 80% of the outstanding shares of Rockville Common Stock and the adoption and approval of the Bank Merger Agreement by Rockville Bank and Rockville as its sole shareholder, no other corporate proceedings on the part of Rockville are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  The Bylaw Amendment and (subject to the approval of the Certificate Amendment by the holders of Rockville Common Stock) the Certificate Amendment have been duly and validly authorized by all necessary corporate action, including the valid authorization and adoption of a resolution by Rockville’s Board of Directors, not to be withdrawn unless this Agreement is terminated in accordance with its terms, adopting the Bylaw Amendment contingent on the Effective Time and approving the Certificate Amendment, subject to the approval of the Certificate Amendment by the holders of Rockville Common Stock.  This Agreement has been duly and validly executed and delivered by Rockville and (assuming due authorization, execution and delivery by United) constitutes a valid and binding obligation of Rockville, enforceable against Rockville in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The Rockville Common Stock to be issued in the Merger (including the shares issued to holders of United Restricted Stock Awards), have been validly authorized (subject to the approval of the Merger Agreement by the holders of Rockville Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Rockville will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by Rockville, nor the consummation by Rockville of the transactions contemplated hereby, nor compliance by Rockville with any of the terms or provisions hereof, will (i) subject to the Certificate Amendment and the Bylaw Amendment, violate any provision of the Rockville Certificate or Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Rockville, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Rockville or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Rockville or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Rockville.

(c)           Rockville Bank has adopted the Bank Merger Agreement, Rockville, as the sole shareholder of Rockville Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Rockville Bank.

4.4           Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the OCC, the CDOB and FDIC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of applications, filings and notices with the BBI to become a Massachusetts bank holding company and the approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the Maryland Department pursuant to the MGCL and the Connecticut Secretary pursuant to the CBCA and the filing of the Bank Merger Certificates, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Rockville Common Stock pursuant to this Agreement and the approval of the listing of such Rockville Common Stock on NASDAQ and (viii) and the execution and delivery by United and the relevant trustees or agents of supplemental indentures and relevant documents under the provisions of United’s trust preferred securities instruments and United and its Subsidiaries’ debt indentures set forth on Section 6.17 of the United Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Rockville of this Agreement or (B) the consummation by Rockville of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Rockville is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           Reports.  Rockville and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rockville.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Rockville and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Rockville, investigation into the business or operations of Rockville or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Rockville.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Rockville or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Rockville or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Rockville.

4.6           Financial Statements.

(a)           The financial statements of Rockville and its Subsidiaries included (or incorporated by reference) in the Rockville Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Rockville and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Rockville and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Rockville and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Wolf & Company, P.C. has not resigned (or informed Rockville that it intends to resign) or been dismissed as independent public accountants of Rockville as a result of or in connection with any disagreements with Rockville on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Rockville, neither Rockville nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated statement of condition of Rockville included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Rockville and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Rockville or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Rockville.  Rockville (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Rockville, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Rockville by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Rockville’s outside auditors and the Audit Committee of Rockville’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Rockville’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Rockville’s internal controls over financial reporting.  These disclosures were made in writing by management to Rockville’s auditors and Audit Committee and a copy has previously been made available to United.  There is no reason to believe that Rockville’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2010, (i) neither Rockville nor any of its Subsidiaries, nor, to the knowledge of Rockville, any director, officer, auditor, accountant or Representative of Rockville or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Rockville or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Rockville or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Rockville or any of its Subsidiaries, whether or not employed by Rockville or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Rockville or any of its officers, directors, employees or agents to the Board of Directors of Rockville or any committee thereof or to the knowledge of Rockville, to any director or officer of Rockville.

4.7           Broker’s Fees.  With the exception of the engagement of RBC Capital Markets, LLC and Sandler O’Neill + Partners, L.P neither Rockville nor any Rockville Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Rockville has disclosed to United as of the date hereof the aggregate fees provided for in connection with the engagement by Rockville of RBC Capital Markets, LLC and Sandler O’Neill + Partners, L.P related to the Merger and the other transactions contemplated hereunder.

4.8           Absence of Certain Changes or Events.

(a)           Since September 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Rockville.

(b)           Since September 30, 2013, Rockville and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal Proceedings.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect on Rockville, neither Rockville nor any of its Subsidiaries is a party to any, and there are no pending or, to Rockville’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Rockville or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Rockville, any of its Subsidiaries or the assets of Rockville or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Rockville or any of its affiliates).

4.10           Taxes and Tax Returns.  Each of Rockville and its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Rockville nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Rockville and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid other than Taxes being contested in good faith for which adequate reserves have been established on the financial statements of Rockville in accordance with GAAP.  Each of Rockville and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Rockville nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Rockville and its Subsidiaries for all years prior to and including 2009 have been audited by the IRS or are closed by the applicable statute of limitations.  Neither Rockville nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Rockville and its Subsidiaries or the assets of Rockville and its Subsidiaries.  Rockville has made available to United true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Rockville nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Rockville and its Subsidiaries).  Neither Rockville nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Rockville) or (B) has any liability for the Taxes of any person (other than Rockville or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Rockville nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Rockville nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  At no time during the past five years has Rockville been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11           Employees.

(a)           Section 4.11(a) of the Rockville Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Rockville or any Subsidiary or any trade or business of Rockville or any of its Subsidiaries, whether or not incorporated, all of which together with Rockville would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Rockville ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Rockville or any of its Subsidiaries or any Rockville ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Rockville or any of its Subsidiaries or any Rockville ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Rockville Benefit Plans”).

(b)           Rockville has heretofore made available to United true and complete copies of each of the Rockville Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Rockville Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Rockville Benefit Plan, and (iv) the most recently prepared actuarial report for each Rockville Benefit Plan (if applicable) for each of the last two years.

(c)           Each Rockville Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Rockville nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Rockville Benefit Plan, and neither Rockville nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           Section 4.11(d) of the Rockville Disclosure Schedule identifies each Rockville Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Rockville Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Rockville Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Rockville, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Rockville Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Rockville Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Each Rockville Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)           With respect to each Rockville Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code:  (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Rockville Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Rockville Benefit Plan’s actuary with respect to such Rockville Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Rockville Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Rockville or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Rockville Benefit Plan.

(g)           None of Rockville and its Subsidiaries nor any Rockville ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of Rockville and its Subsidiaries nor any Rockville ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)           Neither Rockville nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)           All contributions required to be made to any Rockville Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Rockville Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Rockville.

(j)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Rockville’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Rockville Benefit Plans, any fiduciaries thereof with respect to their duties to the Rockville Benefit Plans or the assets of any of the trusts under any of the Rockville Benefit Plans which could reasonably be expected to result in any material liability of Rockville or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Rockville Benefit Plan, or any other party.

(k)           None of Rockville and its Subsidiaries nor any Rockville ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Rockville Benefit Plans or their related trusts, Rockville, any of its Subsidiaries, any Rockville ERISA Affiliate or any person that Rockville or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Rockville or any of its Subsidiaries, or result in any limitation on the right of Rockville or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Rockville Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Rockville or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Rockville nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Rockville or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Rockville Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(m)           There are no pending or, to Rockville’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Rockville or any of its Subsidiaries, or any strikes or other material labor disputes against Rockville or any of its Subsidiaries.  Neither Rockville nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Rockville or any of its Subsidiaries and, to the knowledge of Rockville, there are no organizing efforts by any union or other group seeking to represent any employees of Rockville or any of its Subsidiaries.

4.12           SEC Reports.  Rockville has previously made available to United an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 by Rockville pursuant to the Securities Act or the Exchange Act (the “Rockville Reports”) and (b) communication mailed by Rockville to its stockholders since December 31, 2010 and prior to the date hereof, and no such Rockville Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2010, as of their respective dates, all Rockville Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Rockville has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Rockville Reports.

4.13           Compliance with Applicable Law.  Rockville and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Rockville, and to the knowledge of Rockville no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Rockville and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Rockville or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of Rockville’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Rockville, or its Subsidiaries, or to the knowledge of Rockville, any director, officer, employee, agent or other person acting on behalf of Rockville or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Rockville or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Rockville or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Rockville or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Rockville or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Rockville or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Rockville or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14           Certain Contracts.

(a)           Except as set forth in Section 4.14(a) of the Rockville Disclosure Schedule, as of the date hereof, neither Rockville nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Rockville, United, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Rockville or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Rockville or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $5 million or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Rockville or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $200,000 per annum (other than any such contracts which are terminable by Rockville or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice).  Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Rockville Disclosure Schedule, is referred to herein as a “Rockville Contract,” and neither Rockville nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Rockville.

(b)           (i)  Each Rockville Contract is valid and binding on Rockville or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rockville, (ii) Rockville and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Rockville Contract in all material respects, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rockville, (iii) to Rockville’s knowledge each third-party counterparty to each Rockville Contract has in performed all obligations required to be performed by it to date under such Rockville Contract all material respects, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rockville, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Rockville or any of its Subsidiaries under any such Rockville Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rockville.

4.15           Agreements with Regulatory Agencies.  Neither Rockville nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Rockville Disclosure Schedule, a “Rockville Regulatory Agreement”), nor has Rockville or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Rockville Regulatory Agreement.

4.16           Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Rockville, any of its Subsidiaries or for the account of a customer of Rockville or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Rockville or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  Rockville and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Rockville’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17           Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Rockville, Rockville and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Rockville, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Rockville or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Rockville, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Rockville.  To the knowledge of Rockville, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Rockville.  Rockville is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Rockville.

4.18           Investment Securities and Commodities.

(a)           Each of Rockville and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Rockville or its Subsidiaries and except for such defects in title or Liens that would not be material to Rockville and its Subsidiaries, taken as a whole.  Such securities and commodities are valued on the books of Rockville in accordance with GAAP in all material respects.

(b)           Rockville and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Rockville believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Rockville has made available to United the material terms of such policies, practices and procedures.

4.19           Real Property.  Rockville or a Rockville Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Rockville Reports as being owned by Rockville or a Rockville Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Rockville Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Rockville Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Rockville Leased Properties” and, collectively with the Rockville Owned Properties, the “Rockville Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Rockville’s knowledge, the lessor.  There are no pending or, to the knowledge of Rockville, threatened condemnation proceedings against the Rockville Real Property.

4.20           Intellectual Property.  Rockville and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Rockville: (i) (A) to the knowledge of Rockville, the use of any Intellectual Property by Rockville and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Rockville or any Rockville Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to Rockville that Rockville or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to the knowledge of Rockville, no person is challenging, infringing on or otherwise violating any right of Rockville or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Rockville or its Subsidiaries, and (iii) neither Rockville nor any Rockville Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Rockville or any Rockville Subsidiary, and

Rockville and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Rockville and its Subsidiaries.

4.21           Related Party Transactions.  Except as set forth in Section 4.21 of the Rockville Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Rockville or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Rockville or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Rockville Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Rockville) on the other hand, except those of a type available to employees of Rockville or its Subsidiaries generally.

4.22           State Takeover Laws.  The adoption by the Board of Directors of Rockville of this Agreement and the transactions contemplated hereby represent all the action necessary to render inapplicable to such agreement and transactions the provisions of any potentially applicable Takeover Statutes.

4.23           Reorganization.  Rockville has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.24           Opinion.  Prior to the execution of this Agreement, Rockville has received an opinion from RBC Capital Markets, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Rockville.  Such opinion has not been amended or rescinded as of the date of this Agreement. Rockville will also receive an opinion from Sandler O’Neill + Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Rockville.

4.25           Rockville Information.  The information relating to Rockville and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Rockville and its Subsidiaries that is provided by Rockville or its Representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  No representation or warranty is made by Rockville in this Section 4.25 with respect to statements made or incorporated by reference therein based on information supplied by United in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the S-4 or such other applications, notifications or other documents.  The Joint Proxy Statement (except for such portions thereof that relate only to United or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to United or any of its

Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26           Loan Portfolio.

(a)           Except as set forth in Section 4.26(a) of the Rockville Disclosure Schedule, neither Rockville nor any of its Subsidiaries is a party to (i) any Loan in which Rockville or any Subsidiary of Rockville is a creditor which as of September 30, 2013, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of September 30, 2013, over 90 days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater stockholder of Rockville or any of its Subsidiaries, or to the knowledge of Rockville, any affiliate of any of the foregoing.  Set forth in Section 4.26(a) of the Rockville Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Rockville and its Subsidiaries that, as of September 30, 2013, were classified by Rockville as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Rockville or any of its Subsidiaries that, as of September 30, 2013, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect on Rockville, each Loan of Rockville and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Rockville and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect on Rockville, each outstanding Loan of Rockville and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Rockville and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           Except as set forth in Section 4.26(d) of the Rockville Disclosure Schedule, none of the agreements pursuant to which Rockville or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by Rockville or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Rockville or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)           Neither Rockville nor any of its Subsidiaries is now nor has it ever been since December 31, 2010 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)           Rockville’s allowance for loan losses is, and has been since January 1, 2010, in compliance with Rockville’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

4.27           Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Rockville, (a) Rockville and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Rockville reasonably has determined to be prudent and consistent with industry practice, and Rockville and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Rockville and its Subsidiaries, Rockville or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Neither Rockville nor any of its Subsidiaries has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under any such policies.

4.28           Approvals.  As of the date of this Agreement, Rockville knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.29           No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Rockville in this Article IV, neither Rockville nor any other person makes any express or implied representation or warranty with respect to Rockville, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Rockville hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Rockville nor any other person makes or has made any representation or warranty to United or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to

Rockville, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Rockville in this Article IV, any oral or written information presented to United or any of its affiliates or Representatives in the course of their due diligence investigation of Rockville, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Rockville acknowledges and agrees that neither United nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the United Disclosure Schedule or the Rockville Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each of Rockville and United shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Rockville or United to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2           Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Rockville Disclosure Schedule or the United Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Rockville nor United shall, and neither Rockville nor United shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)           other than in the ordinary course of business, (i) incur any indebtedness for borrowed money (other than indebtedness of United or any of its wholly-owned Subsidiaries to United or any of its Subsidiaries, on the one hand, or of Rockville or any of its wholly-owned Subsidiaries to Rockville or any of its Subsidiaries, on the other hand), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)           (i)  adjust, split, combine or reclassify any capital stock;

(ii)           make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by United at a rate not in excess of $0.11 per share of United Common Stock, (B) regular quarterly cash dividends by Rockville at a rate not in excess of $0.10 per share of Rockville Common Stock, (C) dividends paid by any of the Subsidiaries of each of Rockville and United to Rockville or United or any of their wholly-owned Subsidiaries, respectively, (D) except for repurchases of common stock consistent with past practice and in accordance with all applicable federal securities laws or (E) the acceptance of shares of United Common Stock or Rockville Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii)           grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)           issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms or as otherwise permitted by this Agreement;

(c)           other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(d)           except for transactions in the ordinary course of business, pursuant to contracts or agreements in force at the date of this Agreement, permitted by this Agreement or in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business, make any material investment in any person either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of United or Rockville, as applicable;

(e)           except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any United Contract or Rockville Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to United or Rockville, as the case may be, or enter into any contract that would constitute a United Contract or Rockville Contract, as the case may be, if it were in effect on the date of this Agreement;

(f)           except as required under applicable law or the terms of any United Benefit Plan or Rockville Benefit Plan existing as of the date hereof, as applicable,  (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, except as necessary to effect the merger of the Rockville Bank Employee Stock Ownership Plan with and into the Rockville Bank 401(k) Plan, effective January 1, 2014 and approved by Rockville’s Board of Directors on September 18, 2013 (the “ESOP Merger”), (iii) except for annual salary increases consistent with past practice, increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities) (in no event, however, shall the aggregate amount of all annual salary increases for officers and employees exceed 3% of the aggregate annual salaries of officers and employees for the prior year), (iv) except for cash bonuses to be paid pursuant to the United Bank 2013 Short-Term Incentive Plan or any plan listed on Section 5.2(f) of the Rockville Disclosure Schedule, pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of or lapsing the restrictions with respect to any equity-based awards or other compensation, except as necessary to effect the ESOP Merger or as set forth in Section 1.6 of this Agreement, (vi) except for:  (1) adoption of the Rockville Bank and United Bank 2014 Short-Term Incentive Plans; and (2) retention bonuses to be paid to employees of United and/or Rockville in connection with this transaction in amounts to be agreed to by the parties hereto, enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, except as required pursuant to a change in control agreement of either United or Rockville, (viii) terminate the employment or services of any officer or any employee whose target annual compensation is greater than $200,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant who has target annual compensation greater than $200,000;

(g)           settle any material claim, suit, action or proceeding, except in the ordinary course of business or for settlement of a claim, suit, action or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)           take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)           amend its charter, its bylaws or comparable governing documents of its Subsidiaries (except as provided herein);

(j)           other than in prior consultation with the other party to this Agreement, (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade with a value of more than $1,000,000, or such securities with a value of $1,000,000 in the aggregate or (ii) invest in any mortgage-backed or mortgage-related securities that would be considered “high-risk” securities under applicable regulatory pronouncements or any collateralized debt obligations or private label (non-agency) mortgage-backed securities;

(k)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(l)           implement or adopt any change in its accounting principles, practices or methods or systems of internal accounting controls, other than as may be required by GAAP;

(m)           other than in prior consultation with the other party to this Agreement, enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n)           other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(o)           make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(p)           make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(q)           permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility;

(r)           make, or commit to make, any capital expenditures in excess of $500,000 in the aggregate;

(s)           other than in the ordinary course of business, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies; or

(t)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)           Rockville and United shall cooperate with each other and use their reasonable best efforts to promptly prepare and file with the SEC, no later than 30 days after the date of this Agreement, the Joint Proxy Statement and Rockville shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the S-4 or the Merger.  Each of Rockville and United shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Rockville and United shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders.  Rockville shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and United shall furnish all information concerning United and the holders of United Common Stock as may be reasonably requested in connection with any such action.

(b)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within 30 days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Rockville and United shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to United or Rockville, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this

Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Rockville or United to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(c)           Subject to applicable law relating to the exchange of information, Rockville and United shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Rockville, United or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)           Rockville and United shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(e)           In furtherance and not in limitation of the foregoing, each of United and Rockville shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable law, rule or regulation so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require United or Rockville to take any actions specified in this Section 6.1(e) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

6.2           Access to Information.

(a)           Upon reasonable notice and subject to applicable laws, each of Rockville and United, in preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, which such access shall occur during normal business hours and shall be conducted in a manner so as not to interfere unreasonably with the conduct of the business of United or Rockville or its respective Subsidiaries and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Rockville and United shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Rockville or United, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Rockville nor United nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Rockville’s or United’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Each of Rockville and United shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 16, 2013, between Rockville and United (the “Confidentiality Agreement”).

(c)           No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3           Stockholders’ Approvals.  Each of Rockville and United shall call a meeting of its stockholders (the “Rockville Meeting” and the “United Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (i) the Requisite United Vote and the Requisite Rockville Vote required in connection with this Agreement and the Merger, (ii) in the case of the Rockville Meeting, the requisite approval of the Certificate Amendment by the holders of Rockville Common Stock and (iii) the requisite approval, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  The Board of Directors of each of Rockville and United shall use its reasonable best efforts to obtain from the stockholders of Rockville and United, as the case may be, the Requisite Rockville Vote and the requisite approval of the Certificate

Amendment by the holders of Rockville Common Stock, in the case of Rockville, and the Requisite United Vote, in the case of United, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve this Agreement and the transactions contemplated hereby.  However, if the Board of Directors of United or Rockville, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of  its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, such Board of Directors may submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  Rockville or United shall adjourn or postpone the Rockville Meeting or the United Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Rockville Common Stock or United Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or, subject to approval of a proposal to do so by the stockholders, if on the date of such meeting United or Rockville, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite United Vote or the Requisite Rockville Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Rockville Meeting and United Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of Rockville and United at the Rockville Meeting and the United Meeting, respectively, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Rockville or United of such obligation.

6.4           Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Rockville and United shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by United or Rockville or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5           Stock Exchange Listing.  Prior to the Effective Time, Rockville shall file with NASDAQ a Listing of Additional Shares Notification Form with respect to the shares of Rockville Common Stock to be issued in the Merger.

6.6           Employee Benefit Plans.

(a)           From and after the Effective Time, unless otherwise mutually determined, the Rockville Benefit Plans in effect as of the date of this Agreement (other than such benefit plans as may be mutually agreed) shall remain in effect with respect to employees of United and Rockville (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time who continue to be employed by the Surviving Corporation or its Subsidiaries after the Effective Time until such time as the Surviving Corporation shall, subject to applicable law and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the “New Benefit Plans”).  Employees of United who participate in the Rockville Benefit Plans shall receive credit for service with United for purposes of eligibility and vesting under the Rockville Benefit Plans.  Prior to the Closing Date, United and Rockville shall cooperate in reviewing, evaluating and analyzing the Rockville Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby, as and if necessary.  It is the intention of United and Rockville, to the extent permitted by applicable law, to develop any New Benefit Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees who were covered by Rockville Benefit Plans, on the one hand, and those covered by United Benefit Plans on the other, at the Effective Time.

(b)           With respect to any New Benefit Plans in which any employees of Rockville or United (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time (or with respect to participation of any United employee in a Rockville Benefit Plan prior to the implementation of the New Benefit Plans), and in which such employees did not participate prior to the Effective Time, the Surviving Corporation shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Rockville Benefit Plan or New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Rockville Benefit Plan or United Benefit Plan, as the case may be, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Rockville

Benefit Plan or United Benefit Plan (to the same extent that such credit was given under the analogous United or Rockville Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Rockville Benefit Plan or New Benefit Plans in which such employees first become eligible to participate after the Effective Time, and (iii) recognize all service of such employees with United and Rockville, and their respective Subsidiaries, for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous United or Rockville Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)           The Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the Rockville Benefit Plans or the United Benefit Plans and each employment agreement and change in control agreement listed on Section 3.11(a) of the United Disclosure Schedule and Section 4.11(a) of the Rockville Disclosure Schedule.  Each of Rockville and United agrees that, for purposes of each United Stock Plan and each employment agreement and change in control agreement listed on Section 3.11(l) of the United Disclosure Schedule, the transactions contemplated by this Agreement constitute a “change in control,” “change of control” or term of similar meaning.

(d)           Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Rockville or United or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, United, Rockville or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, United, Rockville or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Rockville or United or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any United Benefit Plan, Rockville Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular United Benefit Plan, Rockville Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of Rockville or United or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e)           Unless otherwise agreed to by Rockville and United, for a period of one year following the Effective Time, the Surviving Corporation shall provide or cause to be provided each individual who is an employee of United or any of its Subsidiaries at the Effective Time, while such individual is employed by the Surviving Corporation or any of its Subsidiaries, with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to similarly situated employees of Rockville and its Subsidiaries.

(f)           Rockville and United agree that each full-time Rockville or United employee who is involuntarily terminated (other than for “Cause”) or voluntarily resigns after being notified that, as a condition to employment, such employee’s base salary will be materially decreased at the Effective Time or within one year of the Effective Time and who is not covered by a separate severance, change in control or employment agreement shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at Rockville or United, with a minimum of 12 weeks of base pay and a maximum equal to 52 weeks of base pay.  For purposes of calculating the number of years of service, fractional years of service shall be rounded up to the nearest full year.  For purposes of calculating base pay, employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date.  For these purposes, “Cause” shall mean termination due to the employee’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order.

(g)           Simultaneous with the execution of this Agreement, Rockville shall enter into an Advisory Agreement with Richard B. Collins to be effective as of and subject to the occurrence of the Effective Time, which agreement shall contain a two-year non-compete covenant.

(h)           Simultaneous with the execution of this Agreement, Rockville shall enter into a three-year employment agreement with each of William H. W. Crawford, IV and J. Jeffrey Sullivan (collectively, the “Key Individuals”) to be effective as of and subject to the occurrence of the Effective Time, which agreement shall set forth the terms and conditions of such Key Individuals’ employment with the Surviving Corporation following the Effective Time and shall, if and when the Effective Time occurs, supersede and replace any prior employment, retention, change of control or other similar agreement between such Key Individual and Rockville or United, as the case may be.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, each of Rockville and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of United and its Subsidiaries and any person who becomes a director, officer or employee before the Effective Time (in each case, when acting in such capacity) (collectively, the “United Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred or amounts that are paid in settlement (which shall require the prior written consent of Rockville, which consent shall not be unreasonably withheld) in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of United or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by United pursuant to the United Articles, United’s Bylaws, the governing or organizational documents of any Subsidiary of United, any indemnification agreements in existence as of the date hereof and to the fullest extent permitted by applicable law; and Rockville and the Surviving Corporation shall also advance expenses as incurred by such United Indemnified Party (including reasonable attorneys’ fees) to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by United pursuant to the United Articles, United’s Bylaws, the governing or organizational documents of any Subsidiary of United, any indemnification agreements in existence as of the date hereof and to the fullest extent permitted by applicable law; provided, that the United Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such United Indemnified Party is not entitled to indemnification.

(b)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by United (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis,  an amount in excess of 300% of the current annual premium paid as of the date hereof by United for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, United, in consultation with, but only upon the consent of Rockville, may obtain at or prior to the Effective Time a six-year “tail” policy under United’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis,  does not exceed the Premium Cap.

(c)           The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each United Indemnified Party and his or her heirs and Representatives.  If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Rockville, on the one hand, and a Subsidiary of United, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall, at the Surviving Corporation’s sole expense, take all such necessary action as may be reasonably requested by Rockville.

6.9           Advice of Changes.  Rockville and United shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII to be satisfied; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10           Dividends.   After the date of this Agreement, each of Rockville and United shall coordinate with the other the declaration of any dividends in respect of Rockville Common Stock and United Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of United Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of United Common Stock and any shares of Rockville Common Stock any such holder receives in exchange therefor in the Merger.

           6.11           Corporate Governance.

(a)           Immediately prior to the execution and delivery of this Agreement, the Board of Directors of Rockville adopted a resolution, which may not be withdrawn unless this Agreement is terminated in accordance with its terms, providing for the Bylaw Amendment, effective as of the Effective Time.  The provisions of the Bylaw Amendment shall be considered an agreement of the parties to this Agreement in all respects.  In accordance with, and as provided in, the Bylaw Amendment, effective as of the Effective Time, (i) Robert A. Stewart, Jr. shall serve as Chairman of the Board of Directors of the Surviving Corporation and Rockville Bank, (ii) Raymond H. Lefurge, Jr. shall serve as Vice Chairman of the Board of Directors of the Surviving Corporation and Rockville Bank, (iii) William H. W. Crawford, IV shall serve as Chief Executive Officer of the Surviving Corporation and Rockville Bank and (iv) J. Jeffrey Sullivan shall serve as President of the Surviving Corporation and Rockville Bank.

(b)           In accordance with, and as provided in, the Bylaw Amendment, Rockville’s Board of Directors shall cause the number of directors that will constitute the full Board of Directors of the Surviving Corporation at the Effective Time to be twenty (20), in the event the holders of Rockville Common Stock approve the Certificate Amendment, or sixteen (16), in the event the holders of Rockville Common Stock do not approve the Certificate Amendment.  Half of the members of the Board of Directors of the Surviving Corporation at the Effective Time shall be current Rockville directors designated by Rockville (the “Rockville Director Designees”), including the current Chief Executive Officer of Rockville, and half of the members of the Board of Directors of the Surviving Corporation at the Effective Time shall be current United directors designated by United (other than the current President and Chief Executive Officer of United, who will be replaced by the current Executive Vice President and Chief Operating Officer of United) (the “United Director Designees”).  The Surviving Corporation’s Board of Directors shall cause each of the Key Individuals (i) to be placed in the class of directors whose term shall expire at the Surviving Corporation’s first annual meeting of shareholders following the Closing Date (or special meeting in lieu thereof) and (ii) subject to satisfaction of the Surviving Corporation’s then-existing re-nomination policies and criteria applicable to incumbent directors, to be nominated for election to a full term at such annual meeting of shareholders (or special meeting in lieu thereof).  In the event that any of the foregoing directors becomes unavailable to serve on the Board of Directors of the Surviving Corporation as of the Effective Time for any reason, a replacement designated by Rockville if the director was a Rockville director, or by United if the director was a United director, shall be appointed to the Surviving Corporation’s Board of Directors (or, if mutually agreeable to Rockville and United, the Board can be reduced in number provided the total membership on the Board consists of an equal number of directors from Rockville and United).  Until the point in time immediately prior to the later of the Surviving Corporation’s third annual meeting of shareholders following the Closing Date or the 2017 annual meeting of shareholders (or special meeting in lieu thereof), each committee of the Board of Directors of the Surviving Corporation shall consist of an equal number of directors designated initially by Rockville and subsequent to the Closing Date by the Rockville Director Designees and an equal number of directors designated initially by United and subsequent to the Closing Date by the United Director Designees.

(c)           On or prior to the Effective Time, Rockville (as the sole shareholder of Rockville Bank) shall cause the number of directors that will constitute the full Board of Directors of Rockville Bank at the Effective Time to be twenty (20).  The full Board of Directors of Rockville Bank at the Effective Time shall be constituted in the same manner and with the same individuals as the Board of Directors of the Surviving Corporation and subject to the same requirements set forth in Section 6.11(b) of this Agreement and the Bylaw Amendment, except that in the event the Certificate Amendment is not approved by the holders of Rockville Common Stock, the Board of Directors of Rockville Bank at the Effective Time shall consist of the Rockville Director Designees, the current Rockville directors who are not Rockville Director Designees, the United Director Designees and the current United directors who are not United Director Designees, other than the current President and Chief Executive Officer of United.

6.12           Acquisition Proposals.

(a)           Each party agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person (or Representative of such person) concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person (or Representative of such person) relating to, any Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other contract related to any Acquisition Proposal or (v) propose or agree to do any of the foregoing; provided, that, prior to the applicable vote, in the event either party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.  Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than United or Rockville, as applicable, with respect to any Acquisition Proposal.  Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b)           As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party.

(c)           Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13           Public Announcements.  United and Rockville agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of United and Rockville.  Thereafter, United and Rockville shall each use their reasonable best efforts (a) to develop a joint communications plan with respect to the transactions contemplated hereby, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14           Change of Method.  United and Rockville shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of United and Rockville (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Rockville Common Stock received by United stockholders in exchange for each share of United Common Stock, (ii) adversely affect the Tax treatment of United’s stockholders or Rockville’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of United or Rockville pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.15           Takeover Statutes.  None of United, Rockville or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16           Exemption from Liability Under Section 16(b).  United and Rockville agree that, in order to most effectively compensate and retain United Insiders (as defined below), both prior to and after the Effective Time, it is desirable that United Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of United Common Stock into shares of Rockville Common Stock in the Merger and the conversion of United Stock Options and United Restricted Stock Awards pursuant to Section 1.6, and for that compensatory and retentive purposes agree to the provisions of this Section 6.16.  Assuming United delivers to Rockville in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of United subject to the reporting requirements of Section 16(a) of the Exchange Act (the “United Insiders”), the Board of Directors of Rockville and of United, or a

committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of United Common Stock, United Restricted Stock Awards or United Stock Options by the United Insiders, and any acquisitions of Rockville Common Stock or Rockville Stock Options by any United Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.17           Assumption by Rockville of Certain Obligations.  At or before the Closing, Rockville shall deliver agreements or supplemental indentures as required and in a form reasonably satisfactory to United and the trustee named in such agreements and indentures, as of the Effective Time, to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the Surviving Corporation) of the indentures, trust agreements and guarantee agreements entered into by United, each as more specifically identified on Section 6.17 of the United Disclosure Schedule.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been approved by the stockholders of Rockville by the Requisite Rockville Vote and by the stockholders of United by the Requisite United Vote.

(b)           NASDAQ Listing.  Rockville shall have filed with NASDAQ a Listing of Additional Shares Notification Form with respect to the shares of Rockville Common Stock issuable in connection with the Merger and NASDAQ shall not have objected to the listing of such shares of Rockville Common Stock.

(c)           Regulatory Approvals.  (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the OCC, the CDOB, the BBI and the FDIC and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite

Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)           S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2           Conditions to Obligations of Rockville.  The obligation of Rockville to effect the Merger is also subject to the satisfaction, or waiver by Rockville, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of United set forth in Section 3.2(a) (other than the next to last sentence thereof) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of United set forth in Sections 3.1(a), 3.1(b) (but only with respect to United Bank), the next to last sentence of 3.2(a), 3.2(b) (but only with respect to United Bank), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of United set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on United or the Surviving Corporation.  Rockville shall have received a certificate signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to the foregoing effect.

(b)           Performance of Obligations of United.  United shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Rockville shall have received a certificate signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(c)           Federal Tax Opinion.  Rockville shall have received the opinion of Hinckley, Allen & Snyder LLP, in form and substance reasonably satisfactory to Rockville, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Rockville and United, reasonably satisfactory in form and substance to such counsel.

7.3           Conditions to Obligations of United.  The obligation of United to effect the Merger is also subject to the satisfaction or waiver by United at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Rockville set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Rockville set forth in Sections 4.1(a), 4.1(b) (but only with respect to Rockville Bank), 4.2(b) (but only with respect to Rockville Bank) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Rockville set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Rockville.  United shall have received a certificate signed on behalf of Rockville by the Chief Executive Officer and the Chief Financial Officer of Rockville to the foregoing effect.

(b)           Performance of Obligations of Rockville.  Rockville shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and United shall have received a certificate signed on behalf of Rockville by the Chief Executive Officer and the Chief Financial Officer of Rockville to such effect.

(c)           Federal Tax Opinion.  United shall have received the opinion of Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to United, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Rockville and United, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Rockville or United:

(a)           by mutual consent of Rockville and United in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)           by either Rockville or United if any Governmental Entity that must grant a Requisite Regulatory Approval has (i) denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or (ii) granted the Requisite Regulatory Approval but such Requisite Regulatory Approval contains or results in the imposition of a Materially Burdensome Condition, unless, in either case, the failure to obtain a Requisite Regulatory Approval or to obtain a Requisite Regulatory Approval without it containing or imposing a Materially Burdensome Condition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)           by either Rockville or United if the Merger shall not have been consummated on or before September 14, 2014 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur by such date;

(d)           by either Rockville or United (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of United, in the case of a termination by Rockville, or Rockville, in the case of a termination by United, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Rockville, or 7.3, in the case of a termination by United, and which is not cured within 30 days following written notice to United, in the case of a termination by Rockville, or

Rockville, in the case of a termination by United, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)           by United, if the Board of Directors of Rockville shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Rockville approve this Agreement or the Certificate Amendment, or withdrawn, modified or qualified such recommendation in a manner adverse to United, or resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Rockville Common Stock that has been publicly disclosed (other than by United or an affiliate of United) within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after an Acquisition Proposal is publicly announced, or (iii) breached its obligations under Section 6.3 or 6.12 in any material respect;

(f)           by Rockville, if the Board of Directors of United shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of United approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Rockville, or resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding United Common Stock that has been publicly disclosed (other than by Rockville or an affiliate of Rockville) within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after an Acquisition Proposal is publicly announced or (iii) breached its obligations under Section 6.3 or 6.12 in any material respect; or

(g)           by either United or Rockville, if either United or Rockville shall have failed to obtain the Requisite United Vote or the Requisite Rockville Vote at the United Meeting or the Rockville Meeting, as applicable.

8.2           Effect of Termination.

(a)           In the event of termination of this Agreement by either Rockville or United as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Rockville, United, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.13 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Rockville nor United shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)           (i)           In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of United or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to United and (A) thereafter this Agreement is terminated by either Rockville or United pursuant to Section 8.1(c) and United shall have failed to obtain the Requisite United Vote at the duly convened United Meeting or any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken or (B) thereafter this Agreement is terminated by Rockville pursuant to Section 8.1(d) (as a result of a willful breach of this Agreement), Section 8.1(f)(i), Section 8.1(f)(ii)(B), or Section 8.1(f)(iii), and (C) prior to the date that is twelve (12) months after the date of such termination, United enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then United shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Rockville, by wire transfer of same day funds, a fee equal to $15,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)           In the event that this Agreement is terminated by Rockville pursuant to Section 8.1(f)(ii)(A), then United shall pay Rockville, by wire transfer of same day funds, a fee equal to 50% of the Termination Fee on the date of termination, and an additional fee equal to 50% of the Termination Fee on the earlier of the date United enters into a definitive agreement or consummates a transaction involving the Acquisition Proposal referenced in Section 8.1(f)(ii)(A) (or involving any other Acquisition Proposal with respect to which United enters into a definitive agreement or with respect to which United consummates a transaction, in either case prior to the date that is twelve (12) months after this Agreement is terminated).

(c)           (i)           In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Rockville or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Rockville and (A) thereafter this Agreement is terminated by either Rockville or United pursuant to Section 8.1(c) and Rockville shall have failed to obtain the Requisite Rockville Vote at the duly convened Rockville Meeting or any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken or (B) thereafter this Agreement is terminated by United pursuant to Section 8.1(d) (as a result of a willful breach of this Agreement), Section 8.1(e)(i), Section 8.1(e)(ii)(B), or Section 8.1(e)(iii), and (C) prior to the date that is twelve (12) months after the date of such termination, Rockville enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Rockville shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay United the $15,000,000 Termination Fee by wire transfer of same day funds; provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)           In the event that this Agreement is terminated by United pursuant to Section 8.1(e)(ii)(A), then Rockville shall pay United, by wire transfer of same day funds, a fee equal to 50% of the Termination Fee on the date of termination, and an additional fee equal to 50% of the Termination Fee on the earlier of the date Rockville enters into a definitive agreement or consummates a transaction involving the Acquisition Proposal referenced in Section 8.1(e)(ii)(A) (or involving any other Acquisition Proposal with respect to which Rockville enters into a definitive agreement or with respect to which Rockville consummates a transaction, in either case prior to the date that is twelve (12) months after this Agreement is terminated).

(d)           Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be equal to the Termination Fee.  Each of United and Rockville agrees that, upon termination of this Agreement under circumstances where the Termination Fee is payable to it and such Termination Fee is paid in full, it shall be precluded from any other remedy against the other party in connection with this Agreement or the transactions contemplated hereby, at law or in equity or otherwise, and it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of the other party's Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(e)           Each of Rockville and United acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Rockville or United, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if Rockville or United, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3           Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Rockville and United; provided, however, that after approval of this Agreement by the respective stockholders of Rockville or United, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval of this Agreement by the respective stockholders of Rockville or United, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Hinckley, Allen & Snyder LLP, on the later of (i) April 1, 2014, and (ii) a date which shall be no later than five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Rockville and United.

9.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to United, to:
United Financial Bancorp, Inc.
95 Elm Street
West Springfield, MA 01089
Attention: Richard B. Collins
Email: rcollins@bankatunited.com

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
Attention: Scott A. Brown
Email: scbrown@kilpatricktownsend.com

(b)           if to Rockville, to:
Rockville Financial, Inc.
45 Glastonbury Boulevard
Glastonbury, CT 06033
Attention: William H. W. Crawford, IV
Email: BCrawford@rockvillebank.com

With a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP
20 Church Street
Hartford, CT 06103-1221
Attention:  William W. Bouton, III
Email:  wbouton@hinckleyallen.com

     9.5           Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of United means the actual knowledge of any of the officers of United listed on Section 9.5 of the United Disclosure Schedule, and the “knowledge” of Rockville means the actual knowledge of any of the officers of Rockville listed on Section 9.5 of the Rockville Disclosure Schedule.  As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (iv) the term “Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in West Springfield, Massachusetts or Glastonbury, Connecticut are authorized or obligated pursuant to legal requirements or executive order to be closed.  The United Disclosure Schedule and the Rockville Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.6           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7           Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8           Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of United shall be subject to the laws of the State of Maryland).

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Hartford, Connecticut (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE

APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13           Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Rockville and United have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UNITED FINANCIAL BANCORP, INC.

By:/s/ Richard B. Collins
Name:  Richard B. Collins
Title:  Chairman and CEO

ROCKVILLE FINANCIAL, INC.

By: /s/ William H.W. Crawford, IV
Name:  William H.W. Crawford, IV
Title: CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

The Certificate of Incorporation of the Surviving Corporation shall be amended by deleting Section 8 in its entirety and replacing it with the following:

Section 8. Directors.

     The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. Effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of November 14, 2013, by and between United Financial Bancorp, Inc. and Rockville Financial, Inc., as the same may be amended from time to time), the authorized number of Directors shall be as stated in the Corporation’s Bylaws. The Directors of the Corporation shall be divided into three (3) classes, namely, Class I, Class II and Class III, as nearly equal in number as possible. Each member of the Board of Directors in Class I shall hold office until the annual meeting of the Corporation in 2014, each member of the Board of Directors of Class II shall hold shall hold office until the annual meeting of the Corporation in 2015 and each member of the Board of Directors in Class III shall hold office until the annual meeting of the Corporation in 2016. At each annual meeting, the successors, if any, to the class of directors whose terms expire at that meeting shall be elected to serve three-year terms and until their successors are elected and qualified.

     The personal liability of any Director to the Corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Corporation during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the Director, (ii) enable the Director or an associate, as defined in subdivision (3) of Section 33-843 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Corporation, or (v) create liability under Section 36a-58 of the Connecticut General Statutes. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

Exhibit B

The Bylaws of Rockville shall be amended as of the Effective Time by:

1.	deleting “Rockville Financial, Inc.” in each place it appears in the Bylaws and inserting in its place “United Financial Bancorp, Inc.”

2.
replacing “President” with “Chief Executive Officer” each time “President” appears in the following sections of the Bylaws:  Sections 3, 4, 5 and 14 of Article II; Sections 5 and 9 of Article III; and Section 1 of Article VI.

3.	deleting Section 2 of Article III in its entirety and inserting in its place the following new Section 2:

Section 2.                      Board Composition.

(a)           Effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of November 14, 2013, by and between United Financial Bancorp, Inc. (“United”) and Rockville Financial, Inc. (“Rockville”), as the same may be amended from time to time (the “Merger Agreement”)) and notwithstanding any other provision of these Bylaws that may be to the contrary, the Board of Directors of the Corporation shall consist of twenty (20) Directors (or, if the Corporation’s Certificate of Incorporation does not allow that number, sixteen (16) Directors), half of whom shall be former members of the Board of Directors of Rockville chosen by Rockville (the “Former Rockville Directors”), including William H. W. Crawford, IV, and half of whom shall be former members of the Board of Directors of United (other than Richard B. Collins, who will be replaced by J. Jeffrey Sullivan) chosen by United (the “Former United Directors”).  The Former United Directors and Former Rockville Directors shall be apportioned among the classes of the Board of Directors as nearly evenly as is possible.  The placement of specific Former United Directors by class shall be as determined by United, and the placement of specific Former Rockville Directors by class shall be as determined by Rockville, in each case subject to the preceding sentence; provided, however, that each of Messrs. Crawford and Sullivan shall be placed in the class whose term shall expire at the Corporation’s first annual meeting of shareholders following the Effective Time (or special meeting in lieu thereof) and, subject to satisfaction of the Corporation’s then-existing re-nomination policies and criteria applicable to incumbent directors, shall be nominated for a full term; and provided further, however, that all Former Rockville Directors and Former United Directors (or any successors thereto nominated in accordance with these Bylaws) whose terms shall expire at the Corporation’s first and second  annual meetings of shareholders following the Effective Time (or special meetings in lieu thereof), subject to satisfaction of the Corporation’s then-existing re-nomination policies and criteria applicable to incumbent Directors, shall be nominated for full terms.  During the period (the “Three-Year Period”) beginning immediately following the Effective Time and extending through the point in time immediately prior to the later of the Corporation’s third annual meeting of shareholders following the Effective Time (or special meeting in lieu thereof) or the 2017 annual meeting of shareholders (collectively, the “Third Annual Meeting”), the number of Directors of the Corporation shall be as determined by a two-thirds vote of the entire Board of Directors; provided that the Board of Directors shall consist of an equal number of Former Rockville Directors and Former United Directors.  Following the expiration of the Three-Year Period (for the avoidance of doubt, the election of Directors at the Third Annual Meeting shall be deemed for purposes of these Bylaws to follow the expiration of the Three-Year Period, and the provisions of this sentence shall apply to such election), the number of Directors of the Corporation shall be as determined by a two-thirds vote of the entire Board of Directors, and the requirement to have an equal number of Former Rockville Directors and Former United Directors shall expire.  Subject to Article IV of these Bylaws, each of the Former Rockville Directors and Former United Directors shall serve on committees of the Board of Directors, consistent with their expertise and interest, and based on the needs of the Board of Directors and the requirements of such positions.

(b)           The Board of Directors has resolved that, effective as of the Effective Time and notwithstanding any other provision of these Bylaws that may be to the contrary, Robert A. Stewart, Jr. shall serve as Chairman of the Board of Directors and Raymond H. Lefurge, Jr. shall serve as Vice Chairman of  the Board of Directors.  If, during the Three-Year Period, (i) Robert A. Stewart, Jr. cannot serve as Chairman of the Board of Directors, then a new Chairman of the Board of Directors shall be elected by a majority vote of the Former United Directors, or (ii) Mr. Lefurge cannot serve as Vice Chairman of the Board of Directors, then a new Vice Chairman of the Board of Directors shall be elected by a majority vote of the Former Rockville Directors.

(c)           Until the expiration of the Three-Year Period, the provisions of this Section 2 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 2 may be adopted, only by an affirmative vote of at least two-thirds of the full Board of Directors.

4.	deleting Section 4 of Article III in its entirety and inserting in its place the following new Section 4:

Section 4. Qualifications.  A Director need not be a resident of the State of Connecticut or a shareholder of the Corporation. Any person under the age of twenty-five (25) is ineligible to be elected to the Board of Directors. No person aged seventy (70) years or more is eligible for election or re-election as a Director; provided, however, that, during the Three-Year Period (for the avoidance of doubt, the election of Directors at the Third Annual Meeting shall be deemed to follow the expiration of the Three-Year Period), no Former United Director or Former Rockville Director who served as a Director as of the Effective Time shall be ineligible for re-election as a Director by virtue of being aged seventy (70) years or more at the time of re-election.

5.	deleting Sections 10 and 11 of Article III in their entirety and inserting in their place the following new Sections 10 and 11:

Section 10. Vacancies.  Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining Directors although less than a quorum of the Board of Directors; provided, however, that, during the Three-Year Period, the Board of Directors shall consider for election only nominees recommended by the Governance and Nominating Committee.  A Director elected to fill a vacancy, including a vacancy resulting from an increase in the number of Directors, shall be elected to serve for a term expiring at the next annual meeting at which Directors are elected and which such Director’s successor shall have been elected and qualified.

Section 11. Director Nominations.  During the Three-Year Period, but excluding nominations with respect to the Third Annual Meeting, the Governance and Nominating Committee shall nominate for election to the full Board of Directors in accordance with applicable federal securities laws and applicable stock listing regulations, by majority vote of the Former Rockville Directors serving on the Governance and Nominating Committee (with respect to election of a successor to a Former Rockville Director (it being understood that a Former Rockville Director may be re-elected as his or her successor)) or by majority vote of the Former United Directors serving on the Governance and Nominating Committee (with respect to election of a successor to a Former United Director (it being understood that a Former United Director may be re-elected as his or her successor)), as the case may be, Board nominees for election and/or re-election to the Board at the annual meeting of shareholders and candidates to fill vacancies on the Board in between annual meetings of shareholders.  During the Three-Year Period, (a) any person elected to replace a Former Rockville Director shall be deemed to be a “Former Rockville Director” for all purposes under these Bylaws and (b) any person elected to replace a Former United Director shall be deemed to be a “Former United Director” for all purposes under these Bylaws.

Beginning with nominations for election to the Board at the Third Annual Meeting, the Governance and Nominating Committee shall recommend to the full Board of Directors, by majority vote, Board nominees for election and/or re-election to the Board at the annual meeting of shareholders and candidates to fill vacancies on the Board in between annual meetings of shareholders.  Beginning with nominations for election to the Board at the Third Annual Meeting, the Board of Directors shall nominate Board nominees for election and/or re-election to the Board at the annual meeting of shareholders and shall fill vacancies on the Board in between annual shareholder meetings from the candidates recommended by the Governance and Nominating Committee in accordance with the foregoing procedure.

6.	deleting Article IV in its entirety and inserting in its place the following new Article IV:

ARTICLE IV. COMMITTEES

Section 1. Appointment. Effective as of the Effective Time, the Board of Directors shall maintain the following Committees of the Board of Directors:  Executive Committee, Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Committee. The designation of any committee pursuant to this Section 1 and the delegation of authority shall not operate to relieve the Board of Directors, or any Director, of any responsibility imposed by law or regulation.

Section 2. Executive Committee.  Effective as of the Effective Time, the Board of Directors shall appoint an Executive Committee.  During the Three-Year Period, (a) the Executive Committee shall consist of eight (8) Directors, four (4) of whom shall be Former Rockville Directors and four (4) of whom shall be Former United Directors, (b) the Chairman of the Executive Committee shall be the Chairman of the Board and (c) the Executive Committee shall include the Chairman of the Board, the Vice Chairman of the Board, the Chairmen of each of the Audit, Compensation, Risk and Governance and Nominating Committees, an at-large Former United Director and an at-large Former Rockville Director.  Except as required by law or as otherwise provided by the Board of Directors, the Executive Committee shall be vested with the full powers and authority of the Board of Directors of the Corporation.

Section 3. Audit Committee.  Effective as of the Effective Time, the Board of Directors shall appoint an Audit Committee, all of the members of which shall be independent as required by applicable federal securities laws and any applicable stock listing regulations.  During the Three-Year Period, (a) the Audit Committee shall consist of an equal number of Former Rockville Directors and Former United Directors and (b) the Chairman of the Audit Committee shall be a Former United Director and shall be designated by a majority vote of the Former United Directors.  At least one (1) one member shall be a financial expert in accordance with applicable federal securities law and any applicable stock listing regulations, or disclosure must be made in accordance with applicable securities disclosure rules. The Audit Committee shall, annually, have an audit or examination of the books, records, accounts and affairs of the Corporation made by certified public accountants selected by the Audit Committee in accordance with the Connecticut General Statutes and applicable federal securities laws. The Audit Committee shall have authority to determine what other or further audits or examinations of the Corporation or its affairs shall be made, the extent thereof and by whom the same shall be made and to arrange therefore.

Section 4. Compensation Committee.  Effective as of the Effective Time, the Board of Directors shall appoint a Compensation Committee, all of the members of which shall be independent as required by applicable federal securities laws and any applicable stock listing regulations.  During the Three-Year Period, (a) the Compensation Committee shall consist of an equal number of Former Rockville Directors and Former United Directors and (b) the Chairman of the Compensation Committee shall be a Former Rockville Director and shall be designated by a majority vote of the Former Rockville Directors.  The Compensation Committee shall have such powers as are delegated from time to time by the Board of Directors.

Section 5. Governance and Nominating Committee.  Effective as of the Effective Time, the Board of Directors shall appoint a Governance and Nominating Committee, all of the members of which shall be independent as required by applicable federal securities laws and any applicable stock listing regulations.  During the Three-Year Period, (a) the Governance and Nominating Committee shall consist of an equal number of Former Rockville Directors and Former United Directors and (b) the Chairman of the Governance and Nominating Committee shall be a Former United Director and shall be designated by a majority vote of the Former United Directors.  Until (and excluding elections to the Board at) the Third Annual Meeting, the Governance and Nominating Committee shall nominate persons for election and/or re-election in accordance with applicable federal securities laws, any applicable stock listing regulations and these Bylaws.  Beginning with nominations for election to the Board at the Third Annual Meeting, and in accordance with applicable federal securities laws and stock listing requirements, the Governance and Nominating Committee shall recommend to the Board of Directors, Board nominees for election and/or re-election to the Board at the annual meeting of shareholders and candidates to fill vacancies on the Board between annual meetings of shareholders.  The Governance and Nominating Committee shall have such other powers as are delegated from time to time by the Board of Directors.

Section 6. Risk Committee.  Effective as of the Effective Time, the Board of Directors shall appoint a Risk Committee.  During the Three-Year Period, (a) the Risk Committee shall consist of an equal number of Former Rockville Directors and Former United Directors and (b) the Chairman of the Risk Committee shall be a Former Rockville Director and shall be designated by a majority vote of the Former Rockville Directors.  The Risk Committee shall have such other powers as are delegated from time to time by the Board of Directors, including without limitation responsibilities for assessing the Corporation’s asset/liability and lending risks.

Section 7. Other Committees. The Board of Directors may by resolution establish other Committees composed of Directors as they may determine to be necessary or appropriate for the conduct of the business of the Corporation and may prescribe the duties, constitution, and procedures thereof.  Notwithstanding the foregoing, during the Three-Year Period, (a) any such resolution of the Board of Directors shall be approved by two-thirds of the full Board of Directors and (b) each Committee shall consist of an equal number of Former Rockville Directors and Former United Directors.

Section 8. Quorum. A majority of the members of any Committee shall constitute a quorum, and the vote of a majority of the members present at a meeting shall be the act of the Committee.

Section 9.  Amendments.  During the Three-Year Period, the provisions of this Article IV may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Article IV may be adopted, only by an affirmative vote of at least two-thirds of the full Board of Directors.

7.	deleting Sections 1, 2, 3, 4 and 6 of Article V in their entirety and inserting in their place the following Sections:

Section 1. Positions. The officers of the Corporation shall be a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, and a Treasurer and/or a Chief Financial Officer, each of whom shall be elected by the Board of Directors.  The Board of Directors may designate one or more Vice Presidents as Executive Vice President, Senior Vice President or other designation. The Board of Directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices. Except as otherwise provided herein, any two (2) or more offices may be held by the same person.

Section 2. Chairman and Vice Chairman of the Board.  It shall be the duty of the Chairman of the Board to preside, when present, at all meetings of the Board of Directors. The Chairman shall perform such duties and have such powers as may from time to time be prescribed by statutes or by these Bylaws, or by the Board of Directors. The Chairman of the Board of Directors may not serve as the Chief Executive Officer of the Corporation. The Vice Chairman of the Board shall assume the duties of the Chairman in his or her absence. The Vice Chairman shall also perform such duties as may be prescribed from time to time by the Board of Directors; during the Three-Year Period, he or she shall assist with the integration of the Former United Directors and Former Rockville Directors.

Section 3. Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and shall have the active management of the business, property and affairs of the Corporation, subject to the authority of the Board of Directors. The Chief Executive Officer shall be responsible for driving the strategic objectives of the Corporation.  In the absence of the Chairman and Vice Chairman of the Board, the Chief Executive Officer may preside at meetings of the Board of Directors, or with his or her approval a chairman of the meeting may be appointed to preside. He or she shall perform such duties and have such powers as are incident to the office of the Chief Executive Officer and as may from time to time be prescribed by statute or by these Bylaws, or by the Board of Directors.  As of the Effective Time, William H. W. Crawford, IV shall be appointed as Chief Executive Officer.  The removal of Mr. Crawford from, or the failure to appoint Mr. Crawford to, the Chief Executive Officer position, and any amendment to or termination of any employment agreement with Mr. Crawford, prior to the expiration of the Three-Year Period, and any determination not to nominate Mr. Crawford as a Director of the Corporation, prior to the Third Annual Meeting, shall each require the affirmative vote of at least two-thirds of the full Board of Directors, excluding Mr. Crawford.

Section 4. President. The President shall be an executive officer reporting on a straight line to the Chief Executive Officer and shall have such line authority as designated by the Chief Executive Officer and shall otherwise assist the Chief Executive Officer in the active management of the business, property and affairs of the Corporation, subject to the authority of the Board of Directors. As of the Effective Time, J. Jeffrey Sullivan shall be appointed as President.  The removal of Mr. Sullivan from, or the failure to appoint Mr. Sullivan to, the President position, and any amendment to or termination of any employment agreement with Mr. Sullivan, prior to the expiration of the Three-Year Period, and any determination not to nominate Mr. Sullivan as a Director of the Corporation, prior to the Third Annual Meeting, shall each require the affirmative vote of at least two-thirds of the full Board of Directors, excluding Mr. Sullivan.

Section 6. Removal.  Except as otherwise provided in these Bylaws, any officer may be removed by the Board of Directors at any time with or without cause. An officer’s removal does not affect the officer’s contract rights, if any, with the Corporation.

8.	deleting Article XII in its entirety and inserting in its place the following new Article XII:

ARTICLE XII. AMENDMENTS

These Bylaws may be amended by: (i) the approval of the amendment by a majority vote of the Board of Directors, unless a different vote requirement is prescribed by these Bylaws; or (ii) a majority vote of the votes cast by the shareholders of the Corporation at any meeting providing that an amendment by the shareholders to the provisions of Articles II, III or XII shall require a vote of not less than eighty percent (80%) of the outstanding capital stock of the Corporation. No Bylaws shall be amended or repealed unless written notice of such proposed action shall have been given with respect to the meeting at which such action shall be taken.

Exhibit C

AGREEMENT OF MERGER
OF
UNITED BANK
WITH AND INTO
ROCKVILLE BANK

THIS AGREEMENT OF MERGER, dated as of November 14, 2013 (this “Agreement”), is made and entered into between Rockville Bank, a state-chartered stock savings bank (“Rockville Bank”), and United Bank, a federal savings bank (“United Bank”).

WITNESSETH:

WHEREAS, Rockville Bank, a state-chartered stock savings bank duly organized and existing under the laws of the State of Connecticut with its head office located at 25 Park Street, Rockville, Connecticut, has authorized capital stock consisting of 900 shares of common stock, par value $0.01 per share, of which 900 shares are issued and outstanding as of the date hereof, and 100 shares of preferred stock, no par value per share, of which no shares are issued or outstanding as of the date hereof;

WHEREAS, United Bank, a federal savings bank duly organized and existing under the laws of the United States with its main office located at 95 Elm Street, West Springfield, Massachusetts, has authorized capital stock consisting of 10,000 shares of common stock, par value $0.01 per share, of which 100 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Rockville Financial, Inc. (the parent company of Rockville Bank) (“Rockville”) and United Financial Bancorp, Inc. (the parent of United Bank) (“United”) are parties to an Agreement and Plan of Merger, dated as of November 14, 2013, as it may be amended from time to time (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, United shall merge with and into Rockville (the “Parent Merger”), whereby (i) the corporate existence of United shall cease and Rockville shall continue its corporate existence under the laws of the State of Connecticut as the surviving corporation in the Parent Merger and (ii) United Bank shall become a wholly-owned subsidiary of Rockville;

WHEREAS, the respective boards of directors of Rockville Bank and United Bank, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.  THE MERGER

A.           Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), United Bank shall be merged with and into Rockville Bank, pursuant to the provisions of, and with the effect provided in, Connecticut General Statutes Section 36a-412(b) and 12 C.F.R. §163.22 (said transaction, the “Merger”) and the corporate existence of United Bank shall cease.  Rockville Bank shall continue its corporate existence as a state-chartered stock savings bank under the laws of the State of Connecticut and shall be the bank surviving the Merger (the “Surviving Bank”) and shall change its name to “United Bank.”  The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

B.           Certificate of Incorporation and Bylaws

From and after the Effective Time (as hereinafter defined), the Certificate of Incorporation of Rockville Bank as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law.  From and after the Effective Time, the Bylaws of Rockville Bank immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

C.           Effective Time of the Merger

The Merger shall become effective at such time and date as are agreed to by Rockville Bank and United Bank, subject to the approval of the Commissioner of the Connecticut Department of Banking and the provision of notice to the Office of the Comptroller of the Currency, or such other time and date as shall be provided by law.  The date and time of such effectiveness is herein referred to as the “Effective Time.”

D.           Effect of the Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer.  The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including, but not limited to, liabilities arising from any operation of a trust department, of the merging institutions existing as of the Effective Time of the Merger.

E.           Business of Surviving Bank

The business of the Surviving Bank after the Merger shall be that of a state-chartered stock savings bank and shall be conducted at its main office, which shall be located at 25 Park Street, Rockville, Connecticut, and at all legally established branches, which are listed herein on Exhibit A.

F.           Directors

The directors of the Surviving Bank shall be selected in accordance with Section 6.11 of the Parent Merger Agreement.

G.           Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of United Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Rockville Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

H.           Savings Account Issuance by Resulting Institution

After the Effective Time, the Surviving Bank will continue to issue deposit accounts, including savings accounts, on the same basis as immediately before the Effective Time.

I.	Liquidation Account

The liquidation account established by United pursuant to the plan of conversion adopted in connection with United’s second-step conversion shall, to the extent required by law, continue to be maintained by the Surviving Bank after the Effective Time for the benefit of those persons and entities who were savings account holders of United Bank on the eligibility record date and supplemental eligibility record date for such conversion and who continue from time to time to have rights therein.

2.           CONDITIONS PRECEDENT

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

A.           Shareholder Approval.  The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of Rockville Bank and United Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable charter or bylaws or otherwise provided by law.

B.           Regulatory Approvals.  The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

C.           No Injunctions or Restraints.  There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

D.           Parent Merger.  The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

3.           TERMINATION AND AMENDMENT

A.           Termination

Notwithstanding the approval of this Agreement by the stockholders of Rockville Bank or United Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided.  This Agreement may also be terminated by mutual written consent of the parties hereto.

B.           Effect of Termination

In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of Rockville Bank or United Bank, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

C.           Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

4.           MISCELLANEOUS

A.           Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

B.           Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of United Bank or otherwise carry out the provisions hereof, the proper officers and directors of United Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of United Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

C.           Nonsurvival of Agreements

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.

D.           Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to United Bank, to:

United Bank
95 Elm Street
West Springfield, MA 01089
Attention: Richard B. Collins
Email: rcollins@bankatunited.com

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
Attention: Scott A. Brown
Email:scbrown@kilpatricktownsend.com

and

if to Rockville Bank, to:

Rockville Bank
45 Glastonbury Boulevard
Glastonbury, CT 06033
Attention:  William H. W. Crawford, IV
Email:  BCrawford@rockvillebank.com

With a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP
20 Church Street
Hartford, CT 06103-1221
Attention:  William W. Bouton, III
Email: wbouton@hinckleyallen.com

E.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to any applicable conflicts of law that would result in the application of the laws of a State other than Connecticut, except to the extent federal law may be applicable.

F.           Successors and Assigns

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

G.           Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:                                                                           ROCKVILLE BANK

_______________________                                 ___________________
 Name:                                                                           Name:
 Title:

ATTEST:                                                                           UNITED BANK

______________________                                       ______________________
Name:                                                                                Name:
Title:

[Signature page to Agreement of Merger]